UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2013

ING U.S., INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York		10169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 26, 2013, ING U.S., Inc. (the “Company”) completed an offering of $400,000,000 aggregate principal amount of its 5.7% Senior Notes due 2043 (the “Notes”). The Notes were issued pursuant to the Indenture, dated as of July 13, 2012 (the “Base Indenture”), among the Company, Lion Connecticut Holdings Inc. (the “Guarantor”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of July 26, 2013 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee. The Notes mature on July 15, 2043 and bear interest at an annual rate of 5.7%, payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2014.

The Notes are guaranteed on a senior unsecured basis by the Guarantor and will be guaranteed by any other of the Company’s domestic subsidiaries that becomes a borrower or a guarantor under the Revolving Credit Agreement, dated as of April 20, 2012, among the Company, Bank of America, N.A., as administrative agent, swing line lender, fronting L/C issuer and several L/C agent and the lenders from time to time party thereto.

The Notes are senior unsecured obligations of the Company and will rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated indebtedness. The Notes will rank senior to any subordinated indebtedness of the Company. The guarantee is the senior unsecured obligation of the Guarantor and any other subsidiary guarantor and will rank equally in right of payment with all of the subsidiary guarantors’ respective other senior unsecured indebtedness from time to time outstanding.

The Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of those payments of interest accrued as of such optional redemption date), discounted from their respective scheduled payment dates to such optional redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, in each case plus accrued and unpaid interest on the notes to the redemption date.

Prior to November 3, 2013, the interest rate payable on the Notes is subject to adjustment from time to time under certain circumstances, such as a downgrade or withdrawal of the rating on the Notes by a rating agency. Prior to November 3, 2013, the Company is also required to make an offer to each holder of Notes to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the repurchase date, under certain circumstances, such as the change of control of the Company resulting in a downgrade of the rating on the Notes by a rating agency.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

In connection with the offering of the Notes, on July 26, 2013, the Company entered into the Registration Rights Agreement, dated as of July 26, 2013 (the “Registration Rights Agreement”), among the Company, the Guarantor, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. Pursuant to the Registration Rights Agreement, the Company and the Guarantor agreed to use their reasonable best efforts to cause to be filed within 120 days after the date of original issuance of the Notes a registration statement with the Securities and Exchange Commission, covering an offer to the holders of the Notes to exchange the Notes for new notes (the “Exchange Notes”) containing terms identical to the Notes (except that the Exchange Notes will not be subject to restrictions on transfer). If the Company does not comply with certain covenants set forth in the Registration Rights Agreement, it will pay to each holder of the Notes additional interest at a rate of 0.25% per annum for the first 90-day period beginning on the day immediately following the default and an additional 0.25% per annum with respect to each subsequent 90-day period, provided that the maximum additional interest shall be 1.00% per annum.

Copies of the Third Supplemental Indenture and the Registration Rights Agreement are filed herewith as Exhibits 10.01 and 10.02, respectively, to this Current Report on Form 8-K and are hereby incorporated by reference into this Item 2.03

Item 9.01 Financial Statements and Exhibits

(d)

10.1	Third Supplemental Indenture, dated as of July 26, 2013, among ING U.S., Inc., Lion Connecticut Holdings Inc. and U.S. Bank National Association, as trustee

10.2	Registration Rights Agreement, dated as of July 26, 2013, among ING U.S., Inc., Lion Connecticut Holdings Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Goldman, Sachs & Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ING U.S., INC. (Registrant)

By:	/s/ Harris Oliner
	Name:	Harris Oliner
	Title:	SVP and Corporate Secretary

Dated: July 26, 2013